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EXHIBIT 11



                              MERCHANTS GROUP, INC.

                         Computation of Income Per Share
                      (in thousands except per share data)


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

                                                 Three Months        Six Months
                                                 Ended June 30,    Ended June 30,
                                                 1998     1999     1998     1999
                                                ------   ------   ------   ------
Net income for computing earnings per
    common share - without dilution and
    fully diluted                               $1,520   $1,850   $2,866   $3,499
                                                ======   ======   ======   ======

Weighted average number of common shares
    outstanding - without dilution               2,909    2,774    2,908    2,813
Addition from assumed exercise as of the
    beginning of the period of common stock
    options outstanding as of the end of the
    period, reduced by the number of shares
    assumed to have been repurchased by the
    company with the proceeds from exercise,
    at the average market value per share
    during the period                               19        4       14        4
                                                ------   ------   ------   ------
Weighted average number of common shares
    and common share equivalents outstanding,
    basic and diluted                            2,928    2,778    2,922    2,817
                                                ======   ======   ======   ======

Earnings per share:
    Basic                                       $  .52   $  .67   $  .99   $ 1.24
                                                ======   ======   ======   ======
    Diluted                                     $  .52   $  .67   $  .98   $ 1.24
                                                ======   ======   ======   ======

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